                                                                    EXHIBIT 99.5

                             MANAGEMENT AGREEMENT

      AGREEMENT made this 3Oth day of December, 1988 by and between MERRILL LYNCH U.S.A. GOVERNMENT RESERVES, a Massachusetts business trust (hereinafter referred to as the "Fund"), and MERRILL LYNCH ASSET MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as the "Manager").

                                  WITNESSETH:

     WHEREAS, the Fund is engaged in business as a diversified open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

     WHEREAS, the Manager is willing to provide management and investment advisory services to the Fund on the terms and conditions hereinafter set forth.

     Now, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Manager agree as follows:


                                   ARTICLE I

                             DUTIES OF THE MANAGER

     The Fund hereby employs the Manager to act as the manager and investment adviser of the Fund and to furnish, or arrange for affiliates to furnish, the management and investment advisory services described below, subject to the supervision of the Trustees of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Manager and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

     (a) Management Services. The Manager shall perform (or arrange for the performance by affiliates of) the management and administrative services necessary for the operation of the Fund including processing shareholder orders, administering shareholder accounts and handling shareholder relations. The Manager shall provide the Fund with office space, equipment and facilities and such other services as the Manager, subject to review by the Trustees, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Manager shall also, on behalf of the Fund. conduct relations with custodians, depositories, transfer agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Manager shall make reports to the Trustees of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable.

     (b) Investment Advisory Services. The Manager shall provide the Fund with such investment research, advice and supervision as the later may from time to time consider necessary for the proper supervision of the assets of the Fund, shall furnish continuously an investment program for the Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests or cash, subject always to the restrictions of the Declaration of Trust and By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company Act and the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus relating to the shares of beneficial interest of the Fund under the Securities Act of 1933, as amended (the "Prospectus"). The Manager shall also make decisions for the Fund as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's portfolio securities shall be exercised. Should the Trustees at any time, however, make any definite determination as to investment policy and notify the Manager thereof in writing, the Manager shall be bound by such determination for the period, if any specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, the Manager is authorized as the agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders with respect to assets of the Fund, the Manager is directed at all times to seek to obtain execution and price within the policy guidelines determined by the
Trustees of     Fund and set forth in the Prospectus. Subject to this
requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended. and other applicable provisions of law, the Manager may select brokers or dealers with which it or the Fund is affiliated.

                                  ARTICLE II

                      ALLOCATION OF CHARGES AND EXPENSES

     (a) The Manager. The Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall at its own expense, provide the office space, equipment and facilities which it is obligated to provide under Article I hereof, and shall pay all compensation of officers of the Fund and all Trustees of the Fund who are affiliated persons of the Manager.

     (b) The Fund. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund (except for the expenses incurred by the Distributor), including, without limitation redemption expenses, expenses of portfolio transactions, expenses of registering shares under Federal and state securities laws, pricing costs (including the daily calculation of net asset value), expenses of printing shareholder reports and prospectuses, Securities and Exchange Commission fees, interest, taxes, fees and actual out-of-pocket expenses of Trustees who are not affiliated persons of the Manager, fees for legal and auditing services, litigation expenses, costs of printing proxies and other expenses related to shareholders meetings, and other expenses properly payable by the Fund. It is also understood that the Fund will reimburse the Manager for its costs in providing accounting services to the Fund. The Distributor will pay certain of the expenses of the Fund incurred in connection with the continuous offering of Fund shares.

                                  ARTICLE III

                          COMPENSATION OF THE MANAGER

     (a) Management Fee. For the services rendered, the facilities furnished and the expenses assumed by the Manager, the Fund shall pay to the Manager compensation at the annual rate of 0.45 of one percent (0.45%), calculated as hereinafter set forth, commencing on the day following effectiveness hereof. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and paid monthly by applying the annual rate to the average daily net assets of the Fund determined as of each business day. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Subject to the provisions of subsection (b) hereof, payment of the Manager's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated by subsection (b) hereof.

     (b) Expense Limitations. In the event the operating expenses of the Fund, including amounts payable to the Manager pursuant to subsection (a) hereof, for any fiscal year ending on a date which this Agreement is in effect exceed the expense limitations applicable to the Fund imposed by applicable state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time. the Manager shall reduce its management fee by the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Fund in the amount of such excess, provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund. Whenever the expenses of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the fee due to the Manager. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Manager's fee shall be applicable.

                                  ARTICLE IV

                    LIMITATION OF LIABILITY OF THE MANAGER

    The Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the term "Manager" shall include any affiliates of the Manager performing services for the Fund contemplated hereby and directors, officers and employees of the Manager and such affiliates.

                                   ARTICLE V

                           ACTIVITIES OF THE MANAGER

    The services of the Manager to the Fund are not to be deemed to be exclusive, the Manager being free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in the Manager, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Manager are or may become similarly interested in the Fund, and that the Manager may become interested in the Fund as shareholder or otherwise.

                                  ARTICLE VI

                  DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date first above written and shall remain in force until February 28, 1985 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the Manager, on sixty days written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                  ARTICLE VII

                          AMENDMENTS OF THIS AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the vote of a majority of outstanding voting securities of the Fund, and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                 ARTICLE VIII

                          DEFINITIONS OF CERTAIN TERMS

     The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

                                  ARTICLE IX

                                 GOVERNING LAW

     This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

                                   ARTICLE X

                              PERSONAL LIABILITY

     The Declaration of Trust establishing Merrill Lynch U.S.A. Government Reserves, dated July 29, 1982. a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch U.S.A. Government Reserves" refers to the Trustees under the Declaration collectively as Trustees. but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch U.S.A. Government Reserves shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of said Merrill Lynch U.S.A. Government Reserves, but the Trust Property only shall be liable.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        MERRILL LYNCH U.S.A. GOVERNMENT RESERVES

                                        By
                                          ......................................

                                        MERRILL LYNCH ASSET MANAGEMENT INC.

                                        By
                                          ......................................